EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

EDS-FOAMEX

Moderator: Jack Johnson

November 12, 2007

10:00 am CT

Coordinator:	Welcome to the Foamex 2007 Third Quarter Conference Call. Please note that this call is being recorded.

During the first of this call, participants will be a listen only mode. When management comments are complete, we will open the call up for questions. At that time, I will ask you to press star one and we would ask that you limit yourself to one question and then go back into the queue for additional questions.

At this time, I would like to introduce Mr. (Andrew Presky), Deputy General Counsel of Foamex.

Sir, you may begin.

(Andrew Presky):

Thank you (Patrice). Good morning ladies and gentlemen and welcome to this morning’s call. If you haven’t seen the Earnings Release, please contact (Cathy Grubb) at 610-859-3168 and she’ll provide you a copy.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

The Release is also posted on our Web site at www.foamex.com. Before we begin, as customary, let me read the following statement pertaining to the private securities litigation reform act of 1995.

During the course of this conference call, the company may make forward looking statements concerning Foamex’s operation and financial performance, including among other things, statements related to sales, costs, earnings, new products in markets, operating efficiencies and future cost savings.

These statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risk and uncertainties that could cause the company’s actual results to vary materially from the results anticipate.

Additional information concerning factors that could cause such as a difference, can be found in the company’s report on Form 10K and its other reports filed with the Securities and Exchange Commission.

With that, I’d like to turn the call over to Jack Johnson, President and Chief Executive Officer of Foamex. Jack.

Jack Johnson:	Thank you (Andrew) and thank all of you for joining us on today’s call. We welcome this opportunity to report on our results.

In addition to (Andrew) with me on today’s call, is Bob Larney, Company’s Chief Financial Officer, George Karpinski, our Senior Vice President and Treasurer, and Andy Thompson, the Executive Vice President of Business Management and Marketing.

Bob and I will make some remarks about the quarter and our outlook for the remainder of the year. Then we will open the call for your questions.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

As you have seen in the Press Release, we continue to experience soft demand in the markets we serve. However, we were able to generate approximately $14 million of free cash flow from ongoing operations to reduce our debt. And as outlined on our Second Quarter Conference Call, in the short term the highest priority is deleveraging the company. Consistent with that, we reduced net debt by $46 million in Q3, through a combination of cash from operations and asset sales, thereby, reducing our net debt to $564 million from $610 million at the end of the second quarter.

At the end of the third quarter, we ended up with a very strong liquidity position with approximately $17 million in cash and cash equivalents on our balance sheet and a zero balance on our $175 million revolving credit facility. Further enabling us to strengthen our balance sheet is our continued focus on reducing working capital.

In the third quarter, Bob Larney and his financial team made cash king. Some of the items worth mentioning for Q3 are replacing approximately $6.6 million of cash collateral deposits allocated for insurance programs with a $4 million letter of credit.

Reducing inventory by approximately $8 million compared to the second quarter of 2007. Making changes to company’s retirement plan, which are anticipated to reduce cash outlays by approximately six to $11 million and reduce expense by approximately eight to $13 million over the next four years.

And, continuing to lower costs throughout the entire organization. And also spending our capital dollars only for those projects we believe will provide superior returns.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

We expect, at this point, to spend approximate $13 million in capital in 2007.

We also benefited from lower debt levels which reduced our interest costs by approximately $400,000 from the second quarter. We expect these costs to continue to drop as we reduce debt.

Turning to an overview of our results, net sales for the quarter were $291 million, a 7% decrease from the third quarter of 2006. Operating income was approximately $12.2 million, which when adjusted for restructuring charges of $3.7 million and depreciation of $5.4 million translates into approximately $22 million in bank EBITDA as defined in our credit agreements.

Operating income for the quarter was impacted by a charge of approximately $3 million because of credit concerns related to a significant customer and a charge of $1.1 million for bankruptcy relates litigation costs.

Before I take you through our business segment performs, let me take a moment to highlight some of the notable projects we are currently working on.

We remain focused on optimizing our manufacturing footprint. To this end, in the first quarter, we commenced the first in a series of facility integration efforts which when complete, will enable us to reduce costs, improve efficiencies, and optimize capacity.

First, are two below Mississippi Fabrication Consolidation was successfully completed on time and on budget and we have begun to realize savings from the project that will be approximately $1.8 million on an annualized basis.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Second, in July we announced the integration of our Ft. Wayne and Eddystone facilities, both large foam facilities that serve our technical products business. Completion of this project will allow us to eliminate approximately $5 million in annualized costs. We are currently on track to complete this consolidation during the first quarter of 2008 and anticipate starting to realize these savings in the second quarter of 2008.

Third, in our automotive business we are expanding the capacity of our best in class lamination facility in Warez Mexico, which will allow us to further lever the cost and efficiency advantage our facility provides the automotive business.

This project, when complete, should yield approximately $3 million in annualized savings. The project has commenced and should be complete by the third quarter of 2008.

And lastly, during the quarter, we closed the sale of our interest in our joint venture in Thailand and the sale of our three stand alone carpet cushion plants, realizing net cash proceeds of approximately $32 million.

There are also a couple of business performance drivers that are important to mention. As we work through this challenging environment and which positively impacted our business, our commitment to innovation particularly in the major bedding and technical markets and our focus on aligning more closely with key customers which have offset some of the weakened demand and continues to position us for growth.

Our raw material costs remained relatively stable during the quarter. Recently, we experienced a second ten cent per pound increase in the price of (TDI) and

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

in response, we have raised the selling price of our products and expect to recover that increased cost.

Turning to the results of our business segments. Foam products. Foam products represents 35% of total revenue and two thirds of these sales are in bedding, which is a sector that has been relatively stable. The quarterly comparison for third quarter 2006 is difficult however, given the strength of the quarter in the year ago period, which was fueled by much stronger demand and a continued tightness of urethane chemicals.

Net sales were down 22% to $107 million for the third quarter. Unit volumes are down 17% for the quarter principally due to the softness in the furniture industry and among others in the mattress industry that appears to have lost market share.

Operating profit for the third quarter was $12.6 million compared to $27.2 million in the year ago period. This reflects lower volumes, product mix changes, and lower average selling prices.

The good news here is that despite the current softness, we have experienced growth with the major bedding customers we serve and have positioned our memory foam family of products and other specialty comfort products to benefit from the growth in this category.

Carpet cushions. As you know, we sold our three stand alone carpet plants at the end of the quarter and the operations of those plants are treated as discontinued for all quarters. Our remaining carpet cushion business is smaller and has higher profit potential then before. We continued to see softness in the market, particularly due to the down turn in residential real estate.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Sales were down 51% for the quarter to $21.5 million. The decreased resulted from lower volumes and lower selling prices. Carpet cushion operating profit in the third quarter was $2.7 million compared to $7.2 million in the third quarter of 2006, when we had a one time spike pushed upward by the high cost of scrap.

Automotive. In automotive we posted third quarter sales of $130 million, up 33% from the $98 million in the third quarter of a year ago. Our third quarter operating profit in automotive was $7.3 million compared to $4.5 million a year ago. The increase in sales is primarily driven by new lamination business linked to new domestic OEF’s.

And finally, our technical products recorded revenues for the third quarter of $32.1 million, down 7% from last year’s third quarter due generally to lower volumes of electronic products. The ’06 quarter was unusually strong. Operating profits for the third quarter was $7 million, down from the $10 million in the comparable quarter last year.

We believe this operating segment is leading the industry in producing technologically advanced foam products and this combined with the recent announcement of our facility integration in this business will improve profitability long term.

We continue to bring new products to the market, particularly in electronics and medical applications, which will offset business declines in the maturing market for ink jet foams. We continue to invest in this segment to bring new products to market and stimulate growth.

With that, I’ll turn – I’ll now turn the call over Bob Larney who will review some highlights in the financials. Bob.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Bob Larney:	Thank you Jack. Let me now move to a review of our consolidated third quarter results.

As Jack mentioned, overall third quarter sales of $291 million were down 7% from the third quarter of 2006. Gross profits for the quarter was $34.1 million, down from $53.4 million in last year’s third quarter. Our gross margin third quarter was 11.7% compared to 17% in the third quarter of 2006 and 12% in the second quarter of 2007.

The lower gross margin primarily reflects the lower volumes in the 2007 quarter and the lower selling price, as Jack mentioned earlier. Our SG&A expense for the quarter was $18.3 million compared to $22.6 million in 2006, down 19%. The lower expense was primarily due to lowered salary and incentive compensation costs.

Restructuring charges were $3.7 million in the third quarter, due primarily to the closure of the Eddystone, Pennsylvania facility, the reduction in administrative personnel, and a severance agreement with the former president, compared to $1.5 million in the comparable 2006 period.

Operating profit was $12.2 million compared to $29.5 million in the year ago period. Interest and debt issuance expense in Q3 was $12.8 million compared to $21.7 million in the same period a year ago, primarily due to lower interest rates. We are now seeing the level of reduced interest costs we expect going forward.

We do have appropriate derivatives and collars in place to ensure our interest costs risk is mitigated going forward. Overall, for the quarter the company recorded net income of $.1 million or one cent per share diluted compared to

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

$7.4 million or 77 cents per share diluted in the third quarter of 2006, with both periods reflecting the recent issue of stock rise and a reverse stock split.

Let me now turn to the balance sheet. Receivables were up $14.5 million from the balance at year end, while our DSO has increased to 54.1 from 52.2 in December of ’06.

Inventories have decreased $21.1 million to $96.5 million reflecting the usage of excess inventory of scrap foam and the initial effects of inventory reduction programs with inventory turned increasing from 9.8 to 11.

As Jack mentioned, we continue to focus on reducing working capital. Capital spending was $8.6 million year to date. We believe capital spending in fiscal 2007 will be approximately $13 million, which is towards the lower end of our previously announced range.

Let me now hand the call back to Jack Johnson.

Jack Johnson:

Thanks Bob. Turning now to our outlook for the future. Based upon our current estimates we believe operating income for 2007 will be in the range of $65 million to $70 million assuming restructuring costs of $7.3 million and depreciation and amortization of $20 million.

This translates into EBITDA as defined in our credit agreements of between $92 million and $97 million. The higher end of this EBITDA range would be achieved with the fourth quarter at the same run rate level as the third quarter.

During the third quarter we were in compliance with all of our debt covenants. Going forward while we continue to generate free cash flow and pay down debt, in the event there was a need to do so, our loan agreements governing

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

the first lien and second lien term loans, permit us to cure covenant violations through the sale of stock to certain holders of our common stock.

The proceeds from these sales would be deemed an addition to EBITDA for purposes of our covenants. Again, in the event there was a need to do so, I am highly confident, let me repeat, highly confident our major shareholders would cure any default as permitted by our debt agreements.

I want to repeat that the company ended the quarter with a very strong liquidity position of approximately $17 million of cash and cash equivalents and a zero balance on the company’s $175 million revolving credit facility.

And lastly, we expect to exceed our debt reduction target by achieving net debt of less then $560 million by year end.

Before we turn to your questions, I want to take a moment to let everyone know how pleased I am with the progress the company is making. I truly believe we are on the right track. I’m proud of the accomplishments our folks have made to date.

We are focused on increasing our efficiency, paying down debt, and are adding human capital required to develop products more quickly, particularly in the global medical, electronics, industrial, and consumer product markets to take advantage of the areas where our technical expertise differentiates us and allows us opportunities even in this challenging market.

We have much more work to do, but I believe our efforts to date have strengthened the company and its leading market position.

With that, we’ll now take your questions.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Coordinator:	Thank you. We will now begin the question and answer session. If you would like to ask a question, please press star one. To withdraw you request, press star two.

Once again, if you’d to ask a question, please press star one.

One moment for the first question.

(Randy Loffman) of Imperial Capital. You may ask your question.

(Randy Loffman):	Hi. Good morning guys.

Jack Johnson:	Hey (Randy). How are you?

(Randy Loffman):	Pretty good. How you doing.

I want to start off just by asking about the carpet cushion segment and you know, kind of adjusting out the effects of the, you know, shut down of those stand alone carpet cushion facilities. Can you maybe give us some more detail as to how much of the sales was from those stand – from the stand alone carpet cushion facilities and the discontinued op and what we’re kind of losing going forward and if you’re going to be able to recapture that in some of your facilities?

Jack Johnson:

I don’t know the exact sales numbers. While somebody’s looking that up for us, let me just say that we had three stand alone carpet cushion plants. One in Pennsylvania, one in Orlando, Florida, one in Dallas, Texas. They were included in the sale and those stand alone facilities were not as efficient as the

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

floor plans that we have kept which are integrated in our foam producing facilities.

And so that eliminates the logistics of moving scrap and scrap is like air, so moving that all over and it positions us for our remaining plants to be able to consume all of the scrap that is produced by the company. So we think that this will take some of the gyrations out of our profitability in this business segment and make us more effective at a straight line sort of accomplishment there.

The stand alone plants are $10 million in sales in the quarter.

(Randy Loffman):

Okay. And so do you think that you’ll be able to make up that $10 million, you know, per quarter and the other facilities obviously had a more efficient margin or is that kind of, you know, just the impact of the sales of those facilities?

Jack Johnson:

No. I don’t think we will make up those sales. Those sales will go to the person who bought those plants as did a lot of the SG&A and overhead and we’ll run the remaining four plants at the roughly $85 million a year revenue level.

(Randy Loffman):

Okay. Great. Thanks a lot. And then also can you – Jack can you touch on the international expansion plans. I know the sale of the JD, it opens up some opportunities internationally and if you could give us a little bit more detail about those plans and what kind of timeframe we’re looking at?

Jack Johnson:

Sure. We have started to put the right experience and people skills in place to be able to operate in 17 countries that we were previously locked out of by the non-compete that we had in the joint venture and Andy Thompson and the

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

guys have already been to Asia, have signed up some agents to start working at delivering business there, and we believe we’ll be able to grow a lot quicker, having unwound that joint venture. And we are already pursuing sales in that area.

Now, that won’t happen in Q4, but you’ll see that progress over the course of next year and by the end of next year, we would expect that we would have a sizable piece of business out there.

Hope that answers your question (Randy). I think that I could also mention that we participated in Imperial Capital’s recent conference in New York and that our slides from that conference are on the Web site and there are more examples of some of the strategic market areas that we expect to expand on going forward.

(Randy Loffman):	Great. Thanks a lot.

Coordinator:	(Stan Minukien) of (Libertus Partners). You may ask your question.

(Stan Minukien):

Good morning guys. I have a couple of strategic questions. Given that you are planning to use the leverage of the company and the amount of debt outstanding, I was wondering if you can comment on whether you plan to do it from using cash from operations or you anticipate to monetize your maybe some underperforming assets in the future, because clearly the market is sort of looking at this stock based on the EBITDA multiples as opposed to cash flow to equity multiples and from these prospective, - and obviously it has something to do with the fact that the company has recently emerged from bankruptcy and still has a little debt on the balance sheet.

So, what is the strategy here, in this regard?

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Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Jack Johnson:

Well our strategy is to continue to pay down debt from the cash generation both from operations and taking cash out of working capital, anyplace we can. I’m pretty proud of the efforts that we have had to date (Stan). I think we gave you a number that we were down to 564 by the end of third quarter with a goal that we were going to try to get 560 by year end.

So we are highly confident we’ll meet that goal and exceed it. So, paying down $80 million in debt since the emergence is pretty good and we expect to continue to run on that kind of a program through next year and that would put us in a pretty good position.

(Stan Minukien):	So, what would be the number that you are sort of planning to reduce your debt by in 2008? Do you have any plans for this?

Jack Johnson:

We haven’t yet published any plans for 2008 or discussed those. We have just completed putting together our budget for next year, but we haven’t reviewed that with the board yet, so I’m not in a position to comment on that.

(Stan Minukien):	Right. And from the sort of capacity (unintelligible) are you planning to further sort of consolidate your plans looking forward?

Jack Johnson:

Well, we have described in pretty good detail the three plants that we are currently consolidating and that we would save in excess of $9 million of cost on an annualized basis when those three plant consolidations are completed. And we did enough that as a series of consolidations, so we’ll continue to look at what can be done to improve that footprint and still continue to serve our customers with quality products and be efficient in terms of delivery, but we’re very much aware of the cost of having a large footprint and continue to strive to be as efficient as we can by consolidating as much as we can.

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

(Stan Minukien):

And you mentioned in this conference recently, that you are planning to capture a greater share of the value chain by capitalizing on high tech products. And you mentioned something about digital imaging component and acoustic and vibration in medical markets, what do you think will be the consolidating increase in revenues, is obviously generating high gross margins by the end of 2008 sales wise?

Jack Johnson:

Again, we haven’t I don’t think given numbers on what we expect there, but that digital imaging component has a total market of about $200 million and it’s a fast growing market and the rollers alone represent about $30 million market. The rollers for printers where we put foam on a roller, that has a growth rate of about 20%. Pretty exciting areas and you’ve touched on something that I think is really key for us.

The jewel for this company is its technology base and the R&D effort that we have and the new products that we bring to the marketplace and all of our customers that have been so loyal to us are there because we do that. That differentiates us from the competition in this segment of the market.

We have what I consider a world class group of skills and experienced people in that R&D effort that bring these new products to the marketplace and both the medical and electronics market are very attractive to us and we think that’s an excellent place for us to continue to move downstream and to improve the profitability of the company.

(Stan Minukien):

And the last question that I have, was what is the anticipated increase in capital expenditures associated with these new products and with the – your expansion into global markets? Is it going to be significant increase required or marginal?

EDS-FOAMEX

Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Jack Johnson:

They’re certainly be increased capital requirements for next year as we put the equipment in place to carry out all of those initiatives in the new product development area and some of the smaller ones are already underway. We’ve put some equipment for automation into our Cornelius Facility. We’re currently putting some equipment into our (Alfont) Facility to do some of the required packaging and moving of that material in those new product areas.

But that will continue throughout next year, and yes we will have higher capital requirements next year compared to this year. I don’t think that we have settled on a number yet.

(Stan Minukien):	Thank you very much.

Jack Johnson:	You’re quite welcome (Stan).

Coordinator:	(Derick Winger) of Jeffrey’s and Company. You may ask your question.

(Derick Winger):

Yes, several questions. Starting with the debt. The $581.2 million of long term debt is that 475 fully drawn in the first lien and $106.2 million on the second lien and also does on the revolver is that $59 million of LOC’s? And then I have more questions.

Jack Johnson:

Yeah. I think you have to get back in line for the rest of the questions, but let’s try and adjust that. I think we have $390 million on the first tier debt outstanding at the present time and $175 million on the second tier debt and nothing but the LOC’s against the revolver.

So I think we have an availability on the revolver, as reported in the Press Release of about $116 million.

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Moderator: Jack Johnson

11-12-07/10:00 am CT

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(Derick Winger):	Okay. And what are the rates on the facilities?

Jack Johnson:	First term debt (George), lobar plus 225. The second lien is lobar plus 475.

(Derick Winger):	Did you get that (Derick)? Yeah and the revolver?

Jack Johnson:	The revolver is lobar plus 125.

(Derick Winger):	One twenty five?

Jack Johnson:	Yes.

(Derick Winger):	Okay. And the line items with the charges, the $3 million credit charge and the $1.1 million bankruptcy litigation costs, what line items do those flow through on the income statement?

Jack Johnson:	SG&A.

(Derick Winger):	Both of those.

Jack Johnson:	Pardon me.

(Derick Winger):	Both of those charges are through SG&A.

Jack Johnson:	Yes.

(Derick Winger):	Okay. And then lastly, just with disposition, what kind of revenue in ’08 will not be recurring?

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Moderator: Jack Johnson

11-12-07/10:00 am CT

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Jack Johnson:	Roughly $40 million in carpet cushion live sales.

(Derick Winger):	Okay. And any comment on margins, you know, in ’08 versus ’07?

Jack Johnson:	No, we don’t have any comment on that at this point in time.

(Derick Winger):	Okay. Okay. Thank you.

Coordinator:	(Nicole Torack) of Murray Capital. You may ask your question.

(Nicole Torack):

Hi. Good morning. Just to see if could speak for a moment to your projection versus your debt covenant. If I’m thinking about this right, if you’re forecasting $560 million of debt on about $95 million of EBITDA, that’s you know, roughly 5.8 or 5.9 times leveraged and if I remember correctly your maximum leverage in your covenant is about 5.5 times.

So, I’m just wondering if I’m thinking about that right and if you were just kind of anticipating you’ll definitely use the cure remedy or if you’re talking to your lenders or what’s going in this?

Jack Johnson:

Compliance and we continue to pay down the debt. I previously mentioned in the event there was an issue with the covenants, we are all very highly confident that certain shareholders would cure any violation as permitted in the debt agreements.

(Nicole Torack):	Okay. But you’re projecting – I mean, I am thinking – your projections are what you’re projecting in terms of debt and cash flow does butt the covenant for the end of the year. Right? I mean...

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Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

Jack Johnson:	We said we were going to beat the debt covenant so there’s you know still some time to that.

(Nicole Torack):	Got it. You anticipate exceeding or I should say having less then $560 million in debt?

Jack Johnson:	That’s correct.

(Nicole Torack):

And just could you talk a little bit about your projection for EBITDA has come down a little bit from, I guess $110 million or so in the last – the last call the current forecast, just sort of what particularly drove that revised forecast or if you’re just looking where our Q3 came in?

Jack Johnson:	Well, we certainly have experienced like everyone else, a slowness in the economy in all segments of our business and that has impacted us as well as the loss of one major shareholder.

(Nicole Torack):	Okay. Thank you.

Coordinator:	(Mohamed Aham) of Bean Capital Management you may ask your question.

(Mohamed Aham):

Hi. Good morning. Could you please give us some color about the charge item of $3 million bad debt expense for this quarter as it relates to the significant color? Could you give us perhaps, you know, a big picture overview about your exposure, you know, is that something you expect to happen again next quarter?

Jack Johnson:	That’s really an unknown and it involves litigation and so we really can’t comment on what that final result might be.

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Moderator: Jack Johnson

11-12-07/10:00 am CT

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(Mohamed Aham):

Okay. I guess I have a different question. You had mentioned earlier that you might consider or you’re pursuing a change of venue for your stock listing from the pink different exchange. If it’s something on your agenda are you doing something about it? Could you give us some info on that front?

Jack Johnson:	Okay. Bob go ahead.

Bob Larney:	Yeah. We’re taking a look at getting more visibility on our company and our stock so we’re looking at possibly the American Stock Exchange or possibly the NASDAQ.

(Mohamed Aham):	Any time frame that you can think?

Bob Larney:	As soon as we can complete the paperwork and satisfy their request.

(Mohamed Aham):	All right. Thank you.

Coordinator:	Once again, if you’d like to ask a question, please press star one.

(Derick Winger) of Jeffrey and Company. You may ask your question.

(Derick Winger):	Just two follow-ups. Why has the – why’s the revolver rate less then second lien rate and secondly as the income from discontinued now ended?

Jack Johnson:	The last question was about discontinued operations?

(Derick Winger):	Correct.

Jack Johnson:	What was the part of the question?

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Moderator: Jack Johnson

11-12-07/10:00 am CT

Confirmation #5913065

(Derick Winger):	Has that now ended are we going to see any charges in the fourth quarter and next year?

Jack Johnson:	No, you won’t see any charges in the fourth quarter. Yes it ends with the discontinued operations showing up in Q3.

(Derick Winger):	Okay. And the revolver of LIBOR plus 125. Why is so much less then the second lien rate?

Jack Johnson:	By we negotiated a better rate when we got restructured.

(Derick Winger):	Okay. Okay. Super. Any thoughts of restructuring those term loans, those listing facilities?

Jack Johnson:	No.

(Derick Winger):	Thank you.

Jack Johnson:	At this time, they look pretty attractive to us, relative to the marketplace.

(Derick Winger):	Okay. Thank you.

Jack Johnson:	You’re welcome (Derick).

Well, since there are no further questions in the queue operator, just let me make a few closing comments that we’re quite excited that we were able to generate so much cash and get down to a debt level of 564, which is pretty close to year end target that we had, so we will work aggressively to continue to de-lever the company and pay down the debt, strengthen the balance, coral

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Moderator: Jack Johnson

11-12-07/10:00 am CT

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the efforts that the company has made to date and excited that we have a lot of opportunities to grow.

It does take a little bit of time to get growth initiative stimulated to offset the slowness in the economy, but as those things develop over the course of next year, we’re quite optimistic that the company is going to be positioned for higher profitability and create more shareholder value.

Thanks to all of you for following us and for tuning into today.

END